Exhibit 10.1

RECEIVABLES SALE AGREEMENT

THIS RECEIVABLES SALE AGREEMENT, dated as of April 27 , 2007, is by and among Patterson Dental Supply, Inc., a Minnesota corporation (“PDSI”), Webster Veterinary Supply, Inc., a Minnesota corporation (“Webster” and, together with PDSI, the “Originators” and each, an “Originator”) and PDC Funding Company II, LLC, a Minnesota limited liability company (“Purchaser”).

WITNESSETH:

WHEREAS, each Originator holds or expects to hold certain contracts providing for the sale of equipment and supplies for a purchase price payable over time and secured by a security interest in the purchased equipment and supplies, which contracts were acquired or will be acquired by the Originators in the regular course of their respective business; and

WHEREAS, each Originator wishes to sell and assign to Purchaser, and Purchaser wishes to purchase from such Originator, all of such Originator’s right, title and interest in and to certain of such contracts, together with the Related Security and Collections with respect thereto; and

WHEREAS, following each purchase of Contracts from the Originators, Purchaser will sell interests therein and in the associated Related Security and Collections pursuant to that certain Contract Purchase Agreement dated as of April 27, 2007 (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Purchase Agreement”) among Purchaser, Patterson Companies, Inc. (“PCI”) as Servicer (as defined therein), the Buyers (as defined therein) from time to time party thereto, and U.S. Bank National Association, as agent for the Buyers (in such capacity, the “Agent”).

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require). Capitalized terms not defined herein shall have the meaning assigned thereto in the Purchase Agreement.

Accounting Period: Each fiscal month of Purchaser.

Agent: As defined in the Recitals of this Agreement.

Agreement: This Receivables Sale Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Buyers: As defined in the Recitals of this Agreement.

Change of Control: PCI shall cease to own, directly or indirectly, 100% of the outstanding capital stock of any Originator.

Collections: With respect to any Contract, all cash collections and other cash proceeds in respect of such Contract, including, without limitation, all scheduled payments, prepayments, yield, finance charges or other related amounts accruing in respect thereof, and all cash proceeds of Related Security with respect to such Contract.

Contract: A contract evidencing a sale of dental equipment and supplies, in the case of PDSI, or veterinary equipment and supplies, in the case of Webster, entered into by an Originator, as the seller of such equipment and supplies, in the regular course of its business, or an Eagle Soft Contract, and all written agreements (and each of them) purporting to modify the terms of any such contract, and includes, without limitation, all related security interests and any and all rights to receive payments which are due pursuant thereto.

Credit and Collection Policy: Each Originator’s credit and collection policies and practices relating to Contracts existing on the date hereof and summarized in Exhibit B, as modified from time to time in accordance with the Agreement.

Default Fee: A per annum rate of interest equal to the sum of (i) the Prime Rate, plus (ii) 2% per annum.

Discount Factor: means a percentage calculated to provide Purchaser with a reasonable return on its investment in the Contract of any Originator after taking account of (i) the time value of money based upon the anticipated dates of collection of the Contracts of such Originator and the cost to Purchaser of financing its investment in such Contracts during such period and (ii) the risk of nonpayment by the Obligors. The Originator of such Contracts and Purchaser may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the Settlement Date during which such Originator and Purchaser agree to make such change.

Eligible Contract: A Contract:

(i) the Obligor of which is a United States resident, is not an Affiliate of PCI, and is not a government or a governmental subdivision or agency;

(ii) the principal Obligor of which is a dentist, veterinarian or a professional association, partnership or other Person that provides dental or veterinary services to consumers, or a dental or veterinary laboratory or other person who provides dental or veterinary services to other Persons who in turn provide dental or veterinary services to consumers, and that either (a) on the Purchase Date with respect to such Contract has an ongoing business relationship with an Originator or (b) was acquired by an Originator under the Assignment Agreement;

(iii) with respect to which no payment of principal, interest or other amounts is past due by more than sixty (60) days as of the date that the Contract is proposed to be sold to the Purchaser or is a Contract acquired by an Originator under the Assignment Agreement;

(iv) the Obligor of which is not the Obligor of any Contract in respect of which any payment of principal, interest or other amounts is past due by more than sixty (60) days as of the date that the Contracts proposed to be sold to the Purchaser under this Agreement and is not otherwise in material default under any other contract or agreement with an Originator;

(v) which is denominated and payable only in United States dollars in the United States;

(vi) which has been duly authorized (if the Obligor thereon is not a natural person) and which is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Contract enforceable against such Obligor in accordance with its terms;

(vii) which does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which the applicable Originator and Seller are not in violation of any such law, rule or regulation in any material respect;

(viii) which has not been modified or extended except in compliance with all applicable requirements of the Credit and Collection Policies;

(ix) which has not been acquired by the Originator from another Person or was not a Contract acquired by an Originator pursuant to the Assignment Agreement;

(x) which constitutes an account, chattel paper or an instrument as such terms are used in the Uniform Commercial Code of the State of Minnesota;

(xi) which, pursuant to its terms, is required to be paid in full on or before the Final Maturity Date;

(xii) which is secured by a valid and perfected, first priority security interest in the assets sold to the principal Obligor by the Originator pursuant to such Contract and, if the principal amount thereof exceeds $10,000, with respect to which the Originator has delivered to the Purchaser UCC financing statements filed in each jurisdiction necessary to perfect such security interest;

(xiii) which (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights of the Originator in order for the Purchaser to receive payments under such Contract or the right to enjoy the benefits of any Related Security therefor, and (B) does not restrict the ability of the Purchaser to exercise its rights under this Agreement;

(xiv) which is not owed by an Obligor that is a debtor in any proceeding under the Bankruptcy Code or comparable provision of state or foreign law or an assignor for the benefit of creditors;

(xv) which is not subject to any off-set, counterclaim or other claimed defense;

(xvi) with respect to which the liability of the Obligor thereon is not conditioned upon the approval of the Obligor of any goods sold or financed in connection therewith, and no such goods are subject to any repurchase obligations on the part of Seller or any return privilege on the part of such Obligor (other than the return privilege for defective goods which will be replaced with conforming good in accordance with the terms of the Contract);

(xvii) under which the initial payment is or was due no more than one month after the date the equipment sold thereunder was delivered, and that is payable in monthly installments, consisting of either level principal installments, together with accrued interest, or level payments of principal and interest, except that: (1) Contracts having an aggregate outstanding principal balance at the time of determination of up to five percent (5%) of the aggregate outstanding principal balance for all Contracts existing as of the date of determination may be Eligible Contracts despite having final balloon principal payments that are less than or equal to forty-five percent (45%) of the initial principal amount of such Contracts, (2) Contracts having an aggregate outstanding principal balance at the time of determination of up to ten percent (10%) of the aggregate outstanding principal balance for all Contracts existing as of the date of determination may be Eligible Contracts despite providing for payments of interest only for a period of up to twelve months after the date of the Contract, and (3) Contracts having an aggregate outstanding principal balance at the time of determination of up to fifteen percent (15%) of the aggregate outstanding principal balance for all Contracts existing as of the date of determination may be Eligible Contracts despite providing a single grace period of up to one hundred twenty (120) days (or, with respect to Discounted Contracts, as and to the extent provided in the definition thereof, one hundred fifty (150) days) during which no payment is due (it being understood that such Eligible Contracts are subject to such limits only during such 150 day or other grace period);

(xviii) that is evidenced by an Installment Sale Contract—Security Agreement or Software Agreement in substantially the form of one of the four forms of Contract attached as Exhibit A to the Purchase Agreement, or another form of contract approved by the Majority Buyers in their sole and unlimited discretion;

(xix) that is owned by Seller free and clear of any Lien or any claim of any other Person;

(xx) under which at least seventy-five percent (75%) of the principal amount outstanding represents the purchase price of equipment (unless the Contract is an Eagle Soft Contract);

(xxi) which has an interest rate at least equal to the Buyers’ Rate plus 1% per annum as of the relevant Purchase Date and under which the principal amount outstanding does not exceed the remainder of (x) the aggregate purchase price for all equipment and supplies subject to such Contract that would be charged by the Originator for a cash sale, minus (y) any down payment by the relevant Obligor, except that Contracts having an aggregate principal balance outstanding of up to fifteen percent (15%) of the aggregate outstanding principal balance for all Buyer Contracts as of the date of determination may be Eligible Contracts despite being Discounted Contracts;

(xxii) which, if an Eagle Soft Contract, has a final maturity of no more than 36 months after the date of such Eagle Soft Contract and an aggregate outstanding principal balance at the time of determination that when added to the outstanding principal balance of all Buyer Contracts that are Eagle Soft Contracts, does not exceed ten percent (10%) of the outstanding principal balance of all Contracts as of the date of determination;

(xxiii) which excludes residual value and any maintenance component;

(xxiv) which provides for aggregate principal payments thereunder in an amount not greater than $400,000;

(xxv) the outstanding principal balance, together with the outstanding principal balance of all Contracts with the same Obligor as the Contract, does not exceed $400,000; and

(xxvi) which, if originated by Webster, has an outstanding principal balance that, when added to the outstanding principal balance of all other Contracts originated by Webster, does not exceed 5% of the outstanding principal balance of all Contracts as of the date of determination.

Final Maturity Date: The final maturity date under the Purchase Agreement.

Indemnified Amounts: As defined in Section 7.1 of this Agreement.

Indemnified Party: As defined in Section 7.1 of this Agreement.

Net Value: As of any date of determination, an amount equal to the sum of (i) the aggregate outstanding principal balance of the Contracts at such time, minus (ii) the sum of (A) the Buyer Investment outstanding at such time, plus (B) the Credit Enhancement.

Net Worth: As of the last Business Day of each Accounting Period preceding any date of determination, the excess, if any, of (a) the aggregate outstanding principal balance of the Contracts at such time, over (b) the sum of (i) the Buyers Investments and Obligations outstanding at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

Originator: As set forth in the Recitals to this Agreement.

PDSI: As set forth in the Recitals to this Agreement.

Purchase: A purchase of Contracts pursuant to Section 2.1 of this Agreement by Purchaser from any Originator of such Contracts and the Related Security and Collections related thereto, together with all related rights in connection therewith.

Purchase Agreement: As set forth in the Recitals to this Agreement.

Purchase Date: The Closing Date and any subsequent Settlement Date selected by an Originator pursuant to Section 2.2 hereof on which a purchase of Contracts is made pursuant to this Agreement.

Purchase Price: With respect to any Purchase from any Originator hereunder, the aggregate price to be paid by Purchaser to such Originator for such Purchase in accordance with Section 2.3, for the Contracts of such Originator, Collections, Related Security, and Related Security Documents being sold to Purchaser, which price shall equal on any date (i) the product of (x) the outstanding principal balance of such Contracts on such date, multiplied by (y) one minus the Discount Factor in effect on such date, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable to such Originator in accordance with Section 2.4.

Purchase Request: A purchase request substantially in the form of Exhibit C.

Purchase Price Credit: As set forth in Section 2.4 of this Agreement.

Purchase Termination Date: The earliest of (a) the purchase termination date under the Purchase Agreement and, (b) the date on which the Purchase Commitment is terminated pursuant to Section 6.2 herein.

Purchaser: As set forth in the opening paragraph hereof.

Records: With respect to any Contract, all documents, books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Contract, any Related Security thereof and the related Obligor.

Related Security: With respect to any Contract, (i) any property or interest in property securing payment of that Contract, (ii) any related guaranty, surety bond, insurance policy or other document or instrument given as assurance for the repayment of that Contract and (iii) any of Seller’s right, title and interest in the Receivables Sale Agreement pursuant to which it acquired the Contract.

Related Security Document: With respect to any Contract, any security agreement, financing statement, mortgage, deed of trust or similar instrument, guaranty, pledge agreement, letter of credit or other agreement, instrument or document evidencing, setting forth or otherwise pertaining to the Related Security for that Contract.

Required Capital Amount: As of any date of determination, $2,500,000.

Settlement Date: Each settlement date under the Purchase Agreement.

Subordinated Loan: As set forth in Section 2.3 of this Agreement.

Subordinated Note: A promissory note in substantially the form of Exhibit D hereto as more fully described in Section 2.3, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Termination Event: As set forth in Section 6.1 of the Agreement.

Transaction Documents: Collectively, this Agreement, each Purchase Request, the Subordinated Notes and all other instruments, documents and agreements executed and delivered in connection herewith.

Unmatured Termination Event: Any event which, with the giving of notice (whether such notice is required under Article VI, under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute a Termination Event.

Webster: As set forth in the Recitals to this Agreement.

ARTICLE II

TERMS OF THE CONTRACT PURCHASES

Section 2.1 Agreement to Sell and Purchase.

(a) Upon the terms and subject to the conditions set forth herein, each Originator may, at its option from time to time, sell, assign, transfer and convey to Purchaser, without recourse (except to the extent expressly provided herein), and Purchaser may, at its option, purchase from such Originator, all of Originator’s right, title and interest in, to and under certain Contracts owned by such Originator, together, in each case, with all Related Security, any Related Security Documents, Collections with respect thereto and the proceeds of the foregoing. In connection with the payment of the Purchase Price for any Contracts, Purchaser may request that Originator selling such Contracts deliver, and such Originator shall deliver, such approvals, opinions, information, reports or documents as Purchaser may reasonably request.

(b) It is the intention of the parties hereto that each Purchase of Contracts made hereunder shall constitute a sale, which sale is absolute and irrevocable and provides Purchaser with the full benefits of ownership of the Contracts. Except for the Purchase Price Credits owed pursuant to Section 2.4, each sale of Contracts hereunder is made without recourse to any Originator; provided, however, that (i) each Originator shall be liable to Purchaser for all representations, warranties, covenants and indemnities made by such Originator pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by Purchaser or any assignee thereof of any obligation of any Originator or any other Person arising in connection with the Contracts, Related Security Documents and/or other Related Security or any other obligations of any Originator. In view of the intention of the parties hereto that the Purchases of Contracts made hereunder shall constitute sales of such Contracts rather than loans secured thereby, each Originator agrees that it will, on or prior to the date hereof and in accordance with Section 5.1(e), mark its master data processing records relating to the Contracts with a legend acceptable to Purchaser and to the Agent (as Purchaser’s assignee), evidencing the Contracts have been sold and to note in its financial statements that its Contracts have been sold to Purchaser. Upon the request of Purchaser or the Agent (as Purchaser’s assignee), each Originator will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Purchaser’s ownership interest in the Contracts, Related Security Documents, the Related Security and Collections with respect thereto, or as Purchaser or the Agent (as Purchaser’s assignee) may reasonably request.

Section 2.2 Procedures For Contract Purchases. Not less than five Business Days prior to each date on which any Originator proposes to sell Contracts to Purchaser, such Originator shall deliver to Purchaser a Purchase Request that such Originator proposes to sell Contracts to Purchaser on the specified Purchase Date.

Effective upon Purchaser’s payment in full of the Purchase Price to Seller on account of a Purchase Request, such Originator does hereby sell to Purchaser without recourse (except to the extent expressly provided herein), and Purchaser does hereby purchase or acquire, from such Originator, all of Originator’s right, title and interest in and to the Contracts identified in such Purchase Request, together with the Related Security Documents, the Related Security, all Collections thereon and the proceeds of the foregoing. Purchaser shall be obligated to pay the Purchase Price for the Contracts purchased hereunder in accordance with Section 2.3.

Section 2.3 Payment for the Purchase.

(a) The Purchase Price for any Purchase of Contracts hereunder shall be payable in full by Purchaser to the Originator of such Contracts in accordance with Section 2.3(b), and shall be paid to such Originator in the following manner:

(i) by delivery of immediately available funds, to the extent of funds made available to Purchaser in connection with its subsequent sale of an interest in such Contract to the Buyers under the Purchase Agreement or other cash on hand; and

(ii) the balance, by delivery of the proceeds of a subordinated revolving loan (the “Subordinated Loan”) from such Originator to Purchaser in an amount not to exceed the least of (A) the remaining unpaid portion of such Purchase Price, (B) the maximum Subordinated Loan that could be borrowed without rendering Purchaser’s Net Worth less than the Required Capital Amount and (C) the maximum Subordinated Loan that could be borrowed without rendering the Net Value less than the aggregate outstanding principal balance of the Subordinated Loans (including the Subordinated Loan proposed to be made on such date). Each Originator is hereby authorized by Purchaser to endorse on the schedule attached to its Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Purchaser thereunder.

Subject to the limitations set forth in Section 2.3(a)(ii), each Originator irrevocably agrees to advance each Subordinated Loan requested by Purchaser on or prior to the Purchase Termination Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of the Subordinated Notes and shall be payable solely from funds which Purchaser is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the Buyers.

(b) The Purchase Price for each Contract purchased hereunder shall be due and payable in full by Purchaser to the Originator of such Contract on the Purchase Date for such Contract. In addition, increases or decreases in the amount owing under the Subordinated Notes made pursuant to Section 2.3(a)(ii) shall be deemed to have occurred and shall be effective as of the next Settlement Date to occur after such increase or decrease.

Section 2.4 Purchase Price Credit Adjustments. If on any day:

(a) the outstanding principal balance of a Contract is:

(i) reduced as a result of any defective or rejected or returned goods or services, any discount or any adjustment or otherwise by the Originator of such Contract (other than cash Collections on account of the Contract),

(ii) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or

(b) any of the representations and warranties set forth in Article IV are not true when made or deemed made with respect to any Contract, or

(c) the Related Security for any Contract is repossessed and sold for less than the fair market value of such Related Security,

then, in such event, Purchaser shall be entitled to a Purchase Price Credit against the Purchase Price otherwise payable hereunder to the Originator of such Contract equal to (i) in the case of clause (a) above, the amount of such reduction or cancellation, (ii) in the case of clause (b) above, the outstanding principal balance of such Contract and in the case of clause (c) above, the difference between the fair market value of the repossessed Related Security and the gross proceeds received upon the sale of such repossessed Related Security. If such Purchase Price Credit exceeds the Purchase Price on any day, then such Originator shall pay the remaining amount of such Purchase Price Credit in cash immediately, provided that if the Purchase Termination Date has not occurred, such Originator shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under such Originator’s Subordinated Note.

Section 2.5 Payments and Computations, Etc. All amounts to be paid or deposited by Purchaser hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of the applicable Originator as designated from time to time by such Originator or as otherwise directed by such Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

Section 2.6 Transfer of Records.

(a) In connection with each Purchase of Contracts hereunder, each Originator hereby sells, transfers, assigns and otherwise conveys to Purchaser all of such Originator’s right and title to and interest in the Records relating to all Contracts sold hereunder, without the need for any further documentation in connection with the Purchase. In connection with such transfer, each Originator hereby grants to each of Purchaser, the Agent and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by such Originator to account for its Contracts, to the extent necessary to administer such Contracts, whether such software is owned by such Originator or is owned by others and used by such Originator under license agreements with respect thereto, provided that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, such Originator hereby agrees that upon the request of Purchaser (or Purchaser’s assignee), such Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable until the indefeasible payment in full of the purchased Contract, and shall terminate on the date this Agreement terminates in accordance with its terms.

(b) Each Originator (i) shall take such action requested by Purchaser and/or the Agent (as Purchaser’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Purchaser and its assigns under the Purchase Agreement have an enforceable ownership interest in the Records relating to the Contracts purchased from such Originator hereunder, and (ii) shall use its reasonable efforts to ensure that Purchaser, the Agent and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Contracts and/or to recreate such Records.

Section 2.7 Characterization. If, notwithstanding the intention of the parties expressed in Section 2.1(b), any sale by any Originator to Purchaser of Contracts identified in a Purchase Request hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that the sale of Contracts identified in a Purchase Request hereunder shall constitute a true sale thereof, each Originator hereby grants to Purchaser a duly perfected security interest in all of such Originator’s right, title and interest in, to and under all Contracts identified in a Purchase Request now existing and hereafter arising, all Collections, Related Security and Related Security Documents with respect thereto, all other rights and payments relating to such Originator’s Contracts and all proceeds of the foregoing to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the aggregate Purchase Price of the Contracts together with all other obligations of such Originator hereunder, which security interest shall be prior to all other Liens therein. Purchaser and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Purchase. The initial Purchase under this Agreement is subject to the conditions precedent that (a) Purchaser shall have received on or before the date of such Purchase those documents listed on Schedule I and (b) all of the conditions precedent to the initial Purchase of Buyer Interests under the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.

Section 3.2 Conditions Precedent to Subsequent Payments. Purchaser’s obligation to pay for Contracts on any Purchase Date shall be subject to the further conditions precedent that (a) the Purchase Termination Date shall not have occurred; (b) Purchaser (or its assigns) shall have received the notice required pursuant to Section 2.2, and such other approvals, opinions or documents as it may reasonably request and (c) on the Purchase Date for such Contracts, the following statements shall be true (and acceptance of the proceeds by any Originator of any payment for such Contract shall be deemed a representation and warranty by such Originator that such statements are then true):

(a) the representations and warranties of such Originator set forth in Article IV are true and correct on and as of such Purchase Date (and after giving effect to the Purchase consummated thereon) as though made on and as of such date; and

(b) no event has occurred and is continuing that will constitute a Termination Event or a Unmatured Termination Event.

Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Contract (whether by payment of cash, through an increase in the amounts outstanding under the Subordinated Notes and/or by offset of amounts owed to Purchaser), title to such Contract, the Related Security, the Related Security Documents and Collections with respect thereto shall vest in Purchaser, whether or not the conditions precedent to Purchaser’s obligation to pay for such Contract were in fact satisfied. The failure of any Originator to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of Purchaser to rescind the related purchase and direct such Originator to pay to Purchaser an amount equal to the Purchase Price that shall have been paid with respect to any Contracts related thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Originators. Each Originator hereby represents and warrants to Purchaser on the date hereof and on the date of each Purchase that:

(a) Organization; Standing, Etc. It is duly formed and validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as now conducted and to enter into this Agreement and to perform its obligations under this Agreement. It is duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and where failure to so qualify or to maintain such good standing would constitute an Adverse Event.

(b) Authorization and Validity. Its execution, delivery and performance of this Agreement has been duly authorized by all necessary action, and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

(c) No Conflict. Its execution, delivery and performance of this Agreement will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to it, (b) violate or contravene any provisions of its constituent documents, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any of its assets. It is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute an Adverse Event.

(d) Governmental Authorization. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required to authorize, or is required in connection with its execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Agreement against it.

(e) Actions, Suits. Except as previously disclosed to Purchaser in writing, there are no actions, suits or proceedings pending or, to its knowledge, threatened against or affecting it or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely, could constitute an Adverse Event.

(f) Accuracy of Information. All information heretofore furnished by such Originator or any of its Affiliates to Purchaser (or its assigns) for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by such Originator or any of its Affiliates to Purchaser (or its assigns) will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

(g) Compliance. It is in material compliance with all statutes and governmental rules and regulations applicable to it.

(h) Environmental, Health and Safety. For such Originator, there does not exist any violation by of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on such Originator or which would require a material expenditure by such Originator to cure. Such Originator has not received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could constitute an Adverse Event.

(i) Regulation U. It is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any purchase of Contracts by Purchaser hereunder will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.

(j) Taxes. It has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Originator or PCI). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of such Originator or PCI in respect of taxes and other governmental charges are adequate.

(k) Investment Company Act. It is not an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

(l) Enforceability of Agreements It has the full right, power and authority to sell the Contracts and proceeds owned by it hereunder and has the ability to fulfill completely its obligations to the Obligors with respect to the Contracts.

(m) Sale of Buyer Interests. On each Purchase Date, it will be the owner of all right, title and interest in and to the Contracts and all Related Security Documents transferred by it to Purchaser. Upon the execution of each transfer of such Contracts, such Originator’s interest in the Contracts and the Related Security Documents will be vested in the Purchaser. Each Contract transferred by such Originator will be free and clear of all Liens and rights of others excepting the rights in favor of the Purchaser created or to be created pursuant to this Agreement. Except in connection with the sale of the Contracts under this Agreement, such Originator has neither sold, pledged, transferred, assigned or granted any Lien in any Contracts, any Related Security or the Related Security Documents. No financing statement describing or referring to any Contract is on file in any public office, except for financing statements in favor of U.S. Bank. There is only one original executed copy of each Contract, and on the relevant Purchase Date such original executed copy of each Contract will be delivered to the Servicer to be held for the benefit of the Purchaser (and Agent as Purchaser’s assignee).

(n) Related Security. Immediately prior to the sale by such Originator of any Contract on a Purchase Date, such Originator will have a perfected first priority Lien on all Related Security for each related Contract; provided, however, for those Contracts where the Related Security has a value of $10,000 or less, no UCC financing statement may be on file and therefore Purchaser will not have a perfected first priority Lien on such Related Security. Following the assignment of any Contract by such Originator to Purchaser, the Purchaser will have a valid and perfected and enforceable first priority security interest in such Contract and the Related Security (other than with respect to those Contracts secured by Related Security having a value of $10,000 or less). With respect to each Contract transferred by such Originator, the dental equipment and other goods included in the Related Security are located in a state in which the filing of a financing statement under the UCC is required to perfect a security interest in goods of the type including such dental equipment; such filings have been duly made and show such Originator as secured party; and the Purchaser has the same rights as the secured party of record would have (if such secured party were still the owner of the Contract) against all Persons (including such Originator and any trustee in bankruptcy of such Originator) claiming an interest in such dental equipment and other goods included in the Related Security; provided, however no filing may be made for those Contracts where the Related Security has a value of $10,000 or less.

(o) Eligibility and Enforceability of Contracts. As of the relevant Purchase Date, or in the case of a sale on the Closing Date, as of March 24, 2007, each Contract transferred by such Originator is an Eligible Contract. Each Contract will constitute the legal, valid and binding obligation of the Obligor(s) thereof, enforceable in accordance with their respective terms. Each Contract will accurately reflect the name(s) and residence or business address of the Obligor(s), the signature(s) of the Obligor(s) on each Contract are genuine and all parties to each Contract had full legal capacity to execute that Contract. At the date of origination of each Contract, and on the Purchase Date with respect thereto, all requirements of any federal and state laws, rules and regulations applicable to the Contract, including, without limitation, usury, truth in lending and equal credit opportunity laws, have been complied with, and such Originator shall for at least the period of this Agreement, maintain in its possession, available for the Agent’s and the Buyers’ inspection (as assignee of Purchaser), and shall deliver to the Agent upon demand, evidence of compliance with all such requirements.

(p) Contract Defaults. As of the relevant Purchase Date, or in the case of a sale on the Closing Date, as of March 24, 2007: (i) each Contract transferred by such Originator will be current, or no more than 60 days past due; (ii) there will be no default, breach, violation or event permitting acceleration existing under such Contract and no event which, with notice and the expiration of any grace or cure period, would constitute such a default, breach, violation or event permitting acceleration under such Contract (except payment delinquencies permitted by clause (i) above); (iii) such Originator will not have waived any such default, breach, violation or event permitting acceleration except payment delinquencies permitted by clause (i) above; (iv) the Related Security will be free of damage and in good repair; (v) each Contract transferred by such Originator will not have had its terms of payment extended or modified in a manner inconsistent with the Credit and Collection Policies; (vi) each Contract transferred by such Originator has not been satisfied or subordinated in whole or in part or rescinded, and the Related Security securing each Contract has not been released from the lien of the Contract in whole or in part. The Originator has not changed the Credit and Collection Policies in any material respect or taken any action which would materially impair the collectability of any Contract.

(q) Goods Sold. Immediately prior to the date on which title to any goods sold to an Obligor by an Originator and financed by indebtedness evidenced by a Contract or Contracts passes to the Obligor thereof, such Originator shall have been the owner of such goods free and clear of all mortgages, deeds of trust, pledges, liens, security interests and other charges or encumbrances. As of the Purchase Date with respect to each Contract, there will be no liens or claims filed for work, labor or materials affecting the Related Security securing the Contract which are or may be liens prior to, or equal or coordinate with, the lien of the Contract.

(r) Financing Statements. Appropriate Uniform Commercial Code financing statements relating to the sale of Contracts hereunder have been filed in all offices where such filing is necessary to give the Purchaser (prior to its transfer of any interest to the Agent on behalf of the Buyers) a prior perfected security interest in the Contracts. All filing fees and taxes, if any, necessary to make the foregoing filing effective have been paid in full.

(s) Records. Its chief executive offices and the place where the books and records relating to the Contracts and any Related Security are maintained is located at 1031 Mendota Heights Road, St. Paul, Minnesota 55120.

(t) Licenses. All import and exchange licenses, if required under applicable law or regulations for the exportation, importation and payment of the purchase price and related costs of goods underlying the Contracts or the shipment thereof, have been obtained.

(u) No Defenses or Waivers. As of the Purchase Date with respect to each Contract transferred by such Originator: (i) the Contract is not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury; (ii) the operation of any of the terms of the Contract or the exercise of any right thereunder will not render the Contract unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury; (iii) no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto; and (iv) the terms of the Contract have not been waived, altered or modified in any respect, except by instruments or documents identified to the Purchaser.

(v) Insurance Coverage. The Obligor under each Contract is contractually obligated to maintain all risk physical damage insurance upon the equipment securing such Contract in an amount at least equal to the lesser of the principal amount of such Contract or the replacement cost of such equipment, which insurance policy must name the applicable Originator as loss payee and additional insured and require at least 10 days’ prior written notice to the applicable Originator before cancellation. In the case of any Contract as to which the outstanding principal balance as of the Purchase Date with respect to such Contract exceeds $200,000, the applicable Originator has obtained written proof of such insurance and such evidence shall be included in the contract file delivered to the Servicer

(w) Origination. Each Contract was originated by the applicable Originator in the ordinary course of its business. No Contract was originated in or is subject to the laws of any jurisdiction whose laws would make the transfer of an interest in the Contract pursuant to this Agreement unlawful or render the Contract unenforceable as a result thereof.

(x) Full Disclosure. No certificate, written statement, exhibit or report furnished by or on behalf of such Originator in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of such Originator consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of such Originator, and such Originator has no reason to believe that such projections or forecasts are not reasonable.

(y) Ownership of Originator. PCI owns directly or indirectly 100% of the issued and outstanding shares in such Originator, free and clear of any Liens. Such shares are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of such Originator.

(z) Payments to Originator. With respect to each Contract transferred to the Purchaser by such Originator hereunder, the Purchase Price received by such Originator constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by such Originator of any Contract hereunder is or may be voidable under any section of the Federal Bankruptcy Code.

(aa) No Adverse Selection. To the extent that such Originator has retained Contracts that could have been transferred to Purchaser hereunder, such Originator has not selected those originated Contracts to be transferred hereunder in any manner that materially adversely affects Purchaser.

ARTICLE V

COVENANTS

Until the date on which this Agreement terminates in accordance with its terms, each Originator hereby covenants as set forth below:

Section 5.1 Financial and other Reporting. Such Originator will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to Purchaser (and its assigns):

(a) As soon as available and in any event within 90 days after the end of each fiscal year of PCI, the annual audit report of PCI and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, changes in financial position and stockholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by PCI and acceptable to the Agent and the Buyers, together with any management letters, management reports or other supplementary comments or reports to PCI or its board of directors furnished by such accountants.

(b) As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited financial statement of PCI and its Subsidiaries, prepared on the basis of the same accounting principles applied in the preparation of the annual audited financial statements referred to in Section 5.1(a) (but omitting footnotes and year-end adjustments), signed by a Financial Officer of PCI, consisting of at least consolidated statements of income and cash flow for PCI and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of PCI as at the end of such quarter setting forth in each case in comparative form corresponding figures from the previous year.

(c) Together with the financial statements furnished by PCI under Sections 5.1(a) and (b), a statement signed by a Financial Officer of PCI demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with each of the restrictions contained in Article V and stating that as at the date of each such financial statement there did not exist any Unmatured Termination Event or Termination Event or,

if an Unmatured Termination Event or Termination Event existed, specifying the nature and period of existence thereof and what action the Originator proposes to take with respect thereto.

(d) Immediately upon becoming aware of any Unmatured Termination Event or Termination Event, a notice describing the nature thereof and what action such Originator proposes to take with respect thereto.

(e) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to PCI’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

(f) Immediately upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which could constitute an Adverse Event, and the steps being taken by the Person(s) affected by such proceeding.

(g) Immediately upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by PCI, any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by PCI or any Subsidiary which are material to the operations of PCI or such Subsidiary, or (ii) which will or threatens to impose a material liability on PCI or such Subsidiary to any Person or which will require a material expenditure by PCI or such Subsidiary to cure any alleged problem or violation.

(h) From time to time, such other information regarding the business, operation and financial condition of PCI and the Subsidiaries as the Purchaser may reasonably request.

Section 5.2 Corporate Existence. It will maintain its existence in good standing under the laws of the jurisdiction of its formation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and where the failure so to qualify or to maintain such good standing would constitute an Adverse Event.

Section 5.3 Insurance. It will maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

Section 5.4 Payment of Taxes and Claims. It will file all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as such Originator’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on such Originator’s or PCI’s books in accordance with GAAP.

Section 5.5 Maintenance of Properties. It will maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.6 Books and Records. It will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 5.7 Compliance. It will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

Section 5.8 Environmental Matters. It will observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute an Adverse Event.

Section 5.9 Merger. It will not merge or consolidate or enter into any analogous reorganization or transaction with any Person, unless it shall be the surviving corporation and no Termination Event or Unmatured Termination Event shall exist before and after giving effect to such merger, consolidation, reorganization, or transaction

Section 5.10 Change in Nature of Business. It will not make any material change in the nature of its business as carried on at the date hereof.

Section 5.11 Use of Proceeds. It will not permit any proceeds of the sales of the Contracts to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time

Section 5.12 Accounting Changes. It will not make any change in accounting treatment or reporting practices, except as required by GAAP, that would have a significant effect on any determination made or required to be made hereunder, or change its fiscal year.

Section 5.13 Changes in Name or Location. It will not at any time change its name, identity, address of its chief executive office or corporate structure (including without limitation changing its jurisdiction of organization) in any manner which would, could or might make any financing or continuation statement filed hereunder seriously misleading within the meaning of § 9-503, § 9-506 or § 9-507 (or similar section) of any applicable enactment of the Uniform Commercial Code or transact any business with respect to Contracts under a name other than its present corporate title unless in either case it shall have given the Purchaser (and Agent as assignee of Purchaser) at least sixty (60) days prior written notice thereof and shall have made and cause to be filed such amendments to the financing statements filed hereunder or such financing statements as are necessary to maintain the perfection and priority of the Purchaser’s security interest or as may be requested by the Agent.

Section 5.14 Filing Fees. It shall pay all filing fees and other expenses incurred by the Purchaser to validate, perfect, continue or otherwise protect the Contracts, any Related Security and any Related Security Documents, including appropriate filings under the Uniform Commercial Code.

Section 5.15 Audits. Such Originator will furnish to Purchaser (or its assigns) from time to time such information with respect to it and the Contracts as Purchaser (or its assigns) may reasonably request. Such Originator will, from time to time during regular business hours as requested by Purchaser (or its assigns), upon reasonable notice and at the sole cost of such Originator, permit Purchaser (or its assigns) or their respective agents or representatives, (i) to examine and make copies of and abstracts from all records in the possession or under the control of such Originator relating to the Contracts of such Originator and the Related Security, including, without limitation, the related agreements, and (ii) to visit the offices and properties of such Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Originator’s financial condition or the Contracts of such Originator and the Related Security or such Originator’s performance under this Agreement or such Originator’s performance under the Contracts and, in each case, with any of the officers or employees of such Originator having knowledge of such matters.

Section 5.16 Accounting for Purchase. Such Originator will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale of the Contracts of such Originator and the Related Security by such Originator to Purchaser or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of the Contracts of such Originator and the Related Security by such Originator to Purchaser except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with GAAP.

Section 5.17 Segregation of Collections. Such Originator will direct that all items in respect of Contracts sold to Purchaser hereunder received into a joint account be processed and deposited into the Collection Account within 1 Business Day after receipt. In the event any payments relating to Contracts are remitted directly to an Originator or any Affiliate of such Originator, such Originator will remit such payments (or will cause all such payments to be remitted) directly to the Servicer for deposit into the Collection Account within one (1) Business Day following receipt thereof and, at all times prior to such remittance, such Originator will itself hold such payments or, if applicable, will cause such payments to be held, in trust for the exclusive benefit of Buyer and its assigns.

ARTICLE VI

TERMINATION EVENTS

Section 6.1 Termination Events. The occurrence of any one or more of the following events shall constitute a “Termination Event”:

(a) Originator shall fail (i) to make any payment or deposit required hereunder when due, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a)) and such failure shall continue for seven (7) consecutive Business Days;

(b) Any representation, warranty, certification or statement made by any Originator in this Agreement or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made;

(c) An Originator shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of an Originator or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for an Originator or for a substantial part of the property thereof and shall not be discharged within 30 days;

(d) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against an Originator, and, if instituted against an Originator, shall have been consented to or acquiesced in by such Originator, or shall remain undismissed for 30 days, or an order for relief shall have been entered against an Originator, or an Originator shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

(e) Any dissolution or liquidation proceeding shall be instituted by or against an Originator and, if instituted against an Originator, shall be consented to or acquiesced in by such Originator or shall remain for 30 days undismissed, or an Originator shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

(f) A judgment or judgments for the payment of money in excess of the sum of $2,000,000 in the aggregate shall be rendered against an Originator and such Originator shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(g) The maturity of any indebtedness of an Originator in an aggregate amount of $2,000,000 or more shall be accelerated, or an Originator shall fail to pay any such indebtedness in such amount when due or, in the case of such indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such indebtedness or any trustee or other Person acting on behalf of such holder to cause, such indebtedness in such amount to become due prior to its stated maturity or to realize upon any collateral given as security therefore;

(h) Any execution or attachment shall be issued whereby any substantial part of the property of an Originator shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof;

(i) A Change of Control shall occur; or

(j) The occurrence of a Termination Event under the Purchase Agreement.

Section 6.2 Remedies. Upon the occurrence of any Termination Event:

(a) if any Termination Event described in Section 6.1(c), (d) or (e) shall occur, then Purchase Termination Date shall automatically occur;

(b) if any Termination Event other than those described in Section 6.1(c), (d) or (e) shall occur and be continuing, then the Purchaser may declare that the Purchase Termination Date has occurred;

(c) the Purchaser may exercise and enforce any and all rights and remedies available upon default to a secured party under the Uniform Commercial Code;

(d) the Purchaser may deliver notice of its purchase of the Contracts to one or more Obligors and may, in its name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any of the Contracts or the Related Security or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligation of any Obligor. If any payments on any of the Contracts or the Related Security are received by an Originator after a Termination Event has occurred, such payments shall be held in trust by such Originator as the property of the Purchase or its assignees and shall not be commingled with any funds or property of such Originator and shall be forthwith remitted to the Purchaser (or its assignee);

(e) the Purchaser may require the Originators to, and the Originators hereby agree that they will, at their expense and upon request of the Purchaser forthwith, assemble all of the Contracts, Related Security Documents and records related thereto (to the extent not already in the Agent’s possession) as directed by the Purchaser and make them available to the Purchaser (or its assignee) at a place or places to be designated by the Purchaser (or its assignee); and

(f) the Purchaser (or its assignee) may exercise or enforce any and all other rights or remedies available by law or agreement against the Contracts and the Related Security, against the Originators, or against any other Person or property.

If notice to an Originator of any intended disposition of the Contracts and the Related Security or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given in the manner specified for the giving of notice in Section 8.2 at least ten calendar days prior to the date of intended disposition or other action.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnities by the Originators. Without limiting any other rights that Purchaser may have hereunder or under applicable law, each Originator hereby agrees to indemnify (and pay upon demand to) Purchaser and its assigns (and their respective Affiliates), officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of Purchaser or any such assign) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Purchaser of an interest in the Contracts of such Originator, excluding, however:

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) Indemnified Amounts to the extent the same includes losses in respect of Contracts that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Buyers of Buyer Interests under the Purchase Agreement as a loan or loans by the Buyers to Purchaser secured by, among other things, the Contracts, the Related Security and the Collections;

provided, however, that nothing contained in this sentence shall limit the liability of any Originator or limit the recourse of Purchaser to any Originator for amounts otherwise specifically provided to be paid by such Originator under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, each Originator shall indemnify Purchaser for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Originator) relating to or resulting from:

(i) any representation or warranty made by such Originator (or any officers of such Originator) under or in connection with this Agreement or any other information or report delivered by such Originator pursuant hereto or thereto that shall have been false or incorrect when made or deemed made;

(ii) the failure by such Originator, to comply with any applicable law, rule or regulation with respect to any Contract or agreement related thereto, or the nonconformity of any Contract or agreement included therein with any such applicable law, rule or regulation or any failure of such Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of such Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage, suit or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Contract of such Originator (including, without limitation, a defense based on such Contract or the related agreement not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Contract or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Contracts of such Originator at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement, the transactions contemplated hereby, the use of the proceeds of any Purchase, the ownership of the Contracts of such Originator or any other investigation, litigation or proceeding relating to such Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Contract of such Originator as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any failure to vest and maintain vested in Purchaser, or to transfer to Purchaser, legal and equitable title to, and ownership of, the Contracts of such Originator and the Collections, and all of such Originator’s right, title and interest in the Related Security associated with the Contracts of such Originator, in each case, free and clear of any Liens;

(x) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Contract of such Originator and the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of the Purchase or at any subsequent time;

(xi) any action or omission by such Originator which reduces or impairs the rights of Purchaser with respect to any Contract of such Originator or the value of any such Contract;

(xii) any attempt by any Person to void the Purchase hereunder under statutory provisions or common law or equitable action; and

Section 7.2 Other Costs and Expenses. Each Originator shall be jointly and severally liable for, and shall reimburse Purchaser on demand for, all costs and out-of-pocket expenses in connection with the preparation, negotiation, arrangement, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. Each Originator shall reimburse Purchaser on demand for any and all costs and expenses of Purchaser, if any, including reasonable counsel fees and expenses, in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Waivers and Amendments.

(a) No failure or delay on the part of Purchaser (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by each Originator and Purchaser and, to the extent required under the Purchase Agreement, the Agent and the Buyers or the Majority Buyers.

Section 8.2 Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, four (4) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified on the signature page hereof.

Section 8.3 Protection of Ownership Interests of Purchaser.

(a) Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Purchaser (or its assigns) may request, to perfect, protect or more fully evidence the interest of Purchaser hereunder and the Purchaser Interests, or to enable Purchaser (or its assigns) to exercise and enforce their rights and remedies hereunder. Without limiting the foregoing, each Originator will, upon the request of Purchaser (or its assigns), file such financing or continuation statements, or amendments thereto or assignments thereof, and execute and file such other instruments and documents, that may be necessary or desirable, or that Purchaser (or its assigns) may reasonably request, to perfect, protect or evidence such interest of Purchaser (or such Purchaser Interests). At any time, Purchaser may, at the applicable Originator’s sole cost and expense, direct such Originator to notify the Obligors of Contracts of such Originator of the ownership interests of Purchaser under this Agreement and may also direct that payments of all amounts due or that become due under any or all Contracts be made directly to Purchaser or its designee.

(b) If any Originator fails to perform any of its obligations hereunder, Purchaser (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligations, and Purchaser’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by the Originators as provided in Section 7.2. Each Originator irrevocably authorizes Purchaser (and its assigns) at any time and from time to time in the sole and absolute discretion of Purchaser (or its assigns), and appoints Purchaser (and its assigns) as its attorney(ies)-in-fact, to act on behalf of such Originator (i) to authorize and/or execute on behalf of such Originator as debtor and to file financing or continuation statements (and amendments thereto and assignments thereof) necessary or desirable in Purchaser’s (or its assigns’) sole and absolute discretion to perfect and to maintain the perfection and priority of the interest of Purchaser in the Contracts and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Contracts as a financing statement in such offices as Purchaser (or its assigns) in their sole and absolute discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Purchaser’s interests in the Contracts. This appointment is coupled with an interest and is irrevocable. The authorization by each Originator set forth in the second sentence of this Section 8.3(b) is intended to meet all requirements for authorization by a debtor under Article 9 of any applicable enactment of the UCC, including without limitation, Section 9-509 thereof.

Section 8.4 Confidentiality.

(a) Each Originator shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Agent and each Purchaser and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Originator and its officers and employees may disclose such information to such Originator’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b) Anything herein to the contrary notwithstanding, each Originator hereby consents to the disclosure of any nonpublic information with respect to it (i) to Purchaser, the Agent or the Buyers by each other, or (ii) by Purchaser, the Agent or the Buyers to any prospective or actual assignee or participant of any of them, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of, and agrees to maintain the confidential nature of, such information. In addition, the Buyers and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

Section 8.5 Bankruptcy Petition. Each Originator covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding obligations of Purchaser under the Purchase Agreement, it will not institute against, or join any other Person in instituting against, Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 8.6 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Agent or any Purchaser, no claim may be made by any Originator or any other Person against the Agent or any Buyer or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Originator hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 8.7 CHOICE OF LAW. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

Section 8.8 CONSENT TO JURISDICTION. EACH ORIGINATOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR MINNESOTA STATE COURT SITTING IN ST. PAUL OR MINNEAPOLIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH ORIGINATOR PURSUANT TO THIS AGREEMENT AND EACH ORIGINATOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT

SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF PURCHASER (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST ANY ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY ORIGINATOR AGAINST PURCHASER (OR ITS ASSIGNS) OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH ORIGINATOR PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN MINNEAPOLIS OR ST. PAUL, MINNESOTA.

Section 8.9 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 8.10 Integration: Binding Effect: Survival of Terms.

(a) This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of each Originator and Purchaser, and their respective successors and permitted assigns (including any trustee in bankruptcy). No Originator may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of Purchaser. Purchaser may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of any Originator. Without limiting the foregoing, each Originator acknowledges that Purchaser, pursuant to the Purchase Agreement, may assign to the Agent, for the benefit of the Buyers, its rights, remedies, powers and privileges hereunder and that the Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Purchase Agreement. Each Originator agrees that the Agent, as the assignee of Purchaser, shall, subject to the terms of the Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of Purchaser’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Purchaser to be given or withheld hereunder) and each Originator agrees to cooperate fully with the Agent in the exercise of such rights and remedies. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by the Originators pursuant to Article IV; (ii) the indemnification and payment provisions of Article VII; and (iii) Section 8.5 shall be continuing and shall survive any termination of this Agreement.

Section 8.11 Counterparts: Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 8.12 Subordination. Each Originator shall have the right to receive, and Purchaser shall make, any and all payments relating to any indebtedness, obligation or claim such Originator may from time to time hold or otherwise have against Purchaser or any assets or properties of Purchaser, whether arising hereunder or otherwise existing, provided that, after giving effect to any such payment, the aggregate outstanding balance of the Contracts owned by Purchaser at such time exceeds the sum of (a) the Buyer Investments and Obligations under the Purchase Agreement, plus (b) the aggregate outstanding principal balance of the Subordinated Loans. Each Originator hereby agrees that at any time during which the condition set forth in the proviso of the immediately preceding sentence shall not be satisfied, such Originator shall be subordinate in right of payment to the prior payment of any indebtedness or obligation of Purchaser owing to the Agent or any Purchaser under the Purchase Agreement.

Section 8.13 Contract Purchase Facility. This Agreement and the Purchase Agreement together amend and restate the Third Amended and Restated Contract Purchase Agreement, dated as of June 19, 2002, as amended prior to the date hereof, among PCI, the Originators, U.S. Bank National Association, individually and as agent, and certain buyers identified therein.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

PATTERSON DENTAL SUPPLY, INC.

By:	/s/ R. Stephen Armstrong
Name:	R. Stephen Armstrong
Title:	Vice President and Treasurer

Address:	1031 Mendota Heights Road St. Paul, MN 55120
Attn: R. Stephen Armstrong
Facsimile: (651) 686-8984

WEBSTER VETERINARY SUPPLY, INC.

By:	/s/ R. Stephen Armstrong
Name:	R. Stephen Armstrong
Title:	Vice President and Treasurer

Address:	1031 Mendota Heights Road St. Paul, MN 55120
Attn: R. Stephen Armstrong
Facsimile: (651) 686-8984

PDC FUNDING COMPANY II, LLC

By:	/s/ R. Stephen Armstrong
Name:	R. Stephen Armstrong
Title:	Chief Manager and President

Address:	1031 Mendota Heights Road St. Paul, MN 55120
Attn: R. Stephen Armstrong
Facsimile: (651) 686-8984

[Signature Page to Receivables Sale Agreement]

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